Exhibit 99.1

Better Choice Closes $17.8M Insider-led Financing to Expand Its Rapidly Growing E-Commerce, Direct to Consumer and International Channels

$45M Annual Revenue with Strong Top- and Bottom-line Projected Growth

NEW YORK, October 2, 2020 (GLOBE NEWSWIRE) -- Better Choice Company (OTCQB: BTTR) (“Better Choice” or “the Company”), an animal health and wellness company, today announced the closing of a $17.8M Series F financing. As part of this financing, Management and Board members funded approximately $11M.

"We are all very excited about reaching this pivotal point for Better Choice's capital structure," said Michael Young, Chairman of the Board and a key investor in the Series F financing.

"I have been an active investor in Better Choice for more than two years, having watched it grow into the multi-channel global player it is today. The positive secular trends in the pet sector have never been so strong, and I believe that Better Choice is extremely well positioned in E-Commerce, DTC and Asia to capitalize on the market opportunity."

The Company expects to generate revenue of approximately $45M in 2020 with approximately $30M of its sales expected to be generated online, which includes the sale of product to E-Commerce retailers such as Chewy and Amazon as well as direct-to-consumer sales through the Company’s online web platform. Direct-to-Consumer sales are expected to represent approximately $13M of sales, with strong recurring revenue. Industry-wide, the online sale of pet products has grown from 22% of sales in 2019, and is expected to exceed 30% of total sales in 2020.

International sales, which are sold through domestic distributors, have grown significantly, and are expected to generate $10M in 2020. The Company anticipates additional growth in 2021 of approximately 50% based on current quarterly run-rate figures in its key target markets, which include China, Korea and Japan.

The capital from the raise will be deployed to significantly reduce the Company’s outstanding term loan which is expected to reduce the Company’s monthly cash interest by approximately $110,000. The increased balance sheet flexibility will allow the Company to invest growth capital into its Direct-to-Consumer sales platform, further international expansion, most notably in Asia, and pursue potential accretive M&A opportunities.

Young commented further, “Post completion of our Series F financing, Management, Board and Insiders will own more than 50% of the Company on a fully diluted basis. Given our current market cap relative to our peers, who trade as high as 10x+ revenue, vs BTTR at <2x, I am excited about the potential for significant upside as we continue our strong top and bottom-line growth.”

"Our pet business continues to outperform our internal forecasts, and we are excited to be well-positioned in a rapidly evolving macro-economic environment," said Werner von Pein, Chief Executive Officer. "The Covid-19 pandemic has accelerated the shift to online purchasing in the pet sector. With approximately 65% of our sales at Better Choice expected to be generated online, we have been taking advantage of this rapidly changing dynamic by building a recurring customer base. In addition, we expect many positive results within our Asian business, especially as we continue to ramp exports into China."

Under terms of the financing, investors have received units consisting of one share of the Company’s Series F Convertible Preferred Stock which are convertible into shares of the Company’s common stock at a value of $0.50 per share of common stock, and a warrant to purchase for a six year period such number of shares of the Company’s common stock into which such share of Series F Preferred Stock is convertible at an exercise price of $0.75 per share (a 50% premium over the initial conversion price of the Series F Preferred Stock).
For a more detailed description of the offering and its related terms, please refer to the Company's filed Form 8-K submitted on October 2, 2020.

About Better Choice Company

Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell most of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:

RedChip Companies, Inc.
Dave Gentry
407-491-4498
dave@redchip.com